Schedule 13D
CUSIP No. 09141T 10 7	Page 1 of 17 Pages

EXHIBIT 9

William C. Rand, Esq. (WR-768) LAW OFFICE OF WILLIAM COUDERT RAND 711 Third Ave., Suite 1505 New York, New York 10017 (Phone) (212) 286-1425; (Fax) (212) 599-7909 Attorneys for Plaintiffs

UNITED STATES DISTRICT COURT SOUTHERN DISTRICT OF NEW YORK
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THE RAVENSWOODINVESTMENT COMPANY, L. P. ROBOTTI & COMPANY, INCORPORATED and ROBOTTI & COMPANY, LLC, Plaintiffs,	ECF 2004 Civ. 9266 (KMK)

-against-	COMPLAINT

BISHOP CAPITAL CORP ROBERT E. THRAILKILL ROBERT J. THRAILKILL, and SHERRY L. MOORE, Defendants.
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                Plaintiffs, The Ravenswood Investment Company, L.P., Robotti & Company, Incorporated and Robotti & Company, LLC ("Plaintiffs"), by their attorney, the Law Office of William Coudert Rand, for their Complaint in this matter, state as follows:

STATEMENT OF THE CASE

                1.             This action arises under the Federal Securities laws as a result of false, misleading, and unlawful statements made by Defendants in their proxy statement filed with the Securities and Exchange Commission on October 29, 2004 and issued pursuant to Section 14(a) of the Securities Exchange Act of 1934 ("Exchange Act").  The proxy statement and the false and misleading statements made therein were Defendants' efforts to discourage shareholders from voting in opposition to Bishop Capital Corporation's (the "Company" or "Bishop Capital") proposed going private transaction in which the company will effect a 1-for-110 reverse stock split of the outstanding shares of its common stock and will pay fractional shareholders only $1 per pre-split share, when the fair value of such shares is at least $9.26 per share.  The proxy statement among other things falsely stated that the fair value of the Company's gas interests was $351,605, when in fact the value was in excess of $3.2 million and falsely stated that the fair value of certain of the Company's real estate interests were $453,811 when in fact their value was in excess of $5.4 million and possibly in excess of $9.0 million.  The Individual Defendants (as defined below) are the controlling shareholders of the Company and have breached their fiduciary duties to the non-controlling shareholders not only by these misrepresentation but also by the fact that they have either failed to hold annual shareholders meetings during the past seven years or failed to give shareholders notice of such meetings and during that time period have illegally granted themselves at least 202,569 shares of the Company's shares currently equal to more than 20% of the Company's outstanding shares.

                Plaintiffs have received the false and misleading proxy statement and Plaintiffs named herein seek, inter alia, (a) to enjoin the Defendants' use of false and misleading statements in the proxy statement, (b) to enjoin the shareholders' vote currently scheduled for December 16, 2004, (c) to rescind the Company's issuance of shares to the Individual Defendants and (d) to enjoin the Individual Defendants from voting their shares and from continuing to act as officers and directors of the Company.

Schedule 13D
CUSIP No. 09141T 10 7	Page 2 of 17 Pages

JURISDICTION AND VENUE

                2.             The Court's jurisdiction is predicted upon Section 27 of the Securities Exchange Act of 1934, 15 U.S.C Section 78(j), (m), (n), (r), and (aa).  This Court has supplemental jurisdiction over the claims in this Complaint which arise under state statutory and common law pursuant to 28 U.S.C. Section 1367 (a), since the state law claims are so related to the federal claims that they form part of the same case or controversy and derive from a common nucleus of operative fact.  Defendants used the means and instrumentalities of interstate commerce, including the U.S. mails and interstate wire communications, to engage in the false and misleading practices complained of herein.

                3.             The Court in addition has direct subject matter jurisdiction over the state law claims under 28 U.S.C. Section 1332 (a) based upon the diversity of citizenship of the parties to this action and the sum in dispute between the parties which in excess of Seventy-Five Thousand ($75,000) Dollars.

                4.             Venue is proper in this judicial district pursuant to 28 U.S.C. Sections 1391(b) and 1392.  Venue is proper in this Court in that the claims arose in this district, a substantial part of the events and omissions giving rise to the claims occurred in this district and a substantial part of the property that is the subject of the action is situated in this district.  Each of the Defendants made false statements in this district, and Plaintiffs reside in this district, acquired their shares in this district and own their shares in this district.  The Company mailed or caused to be mailed its proxy statement to Plaintiffs in this district.  In addition, 341,636 shares (or over 35% of the Company's 969,127 shares outstanding) are owned of record by Cede & Co., nominee of the Depository Trust Company, which is located in this district.

THE PARTIES

                5.             Plaintiffs are, and were, at all times relevant to this action, shareholders of Defendant Bishop Capital.

                6.             Plaintiff THE RAVENSWOOD INVESTMENT COMPANY, L.P. is a New York limited partnership located at 52 Vanderbilt Avenue, New York, N.Y. 10017.

                7.             Plaintiff ROBOTTI & COMPANY, INCORPORATED is a New York corporation located at 52 Vanderbilt Avenue, New York, N.Y. 10017.

                8.             Plaintiff ROBOTTI & COMPANY, LLC, is a New York limited liability company located at 52 Vanderbilt Avenue, New York, N.Y. 10017.

                9.             Bishop Capital is a Wyoming corporation whose principal place of business is 222 N. Broadway Avenue, Suite A, Riverton, Wyoming 82501, telephone number (307) 856-3800.

                10.           Bishop Capital Corporation (the "Company"), formerly known as Bishop Cable Communications Corporation, was originally incorporated under the laws of the State of Colorado on February 22, 1983 and reincorporated under the laws of the State of Wyoming on June 2, 1992.  On November 22, 1995, the Company changed its name to Bishop Capital Corporation.  Prior to June 20, 1997, the Company was a wholly-owned subsidiary of American Rivers Oil Company ("AROC").  On November 18, 1996, AROC's Board of Directors authorized a spin-off distribution of the Company's common stock as a partial liquidating dividend to AROC's common shareholders (excluding AROC's Class B common shareholders).  The distribution, which occurred on June 20, 1997, was on the basis of one share of the Company's common stock for four shares of AROC's common stock.  The Company is primarily engaged in the development and sale of real estate and has a royalty interest in a natural gas property.  The Company had three full-time employees as of March 31, 2004.

                11            Defendant Robert E. Thrailkill ("Robert E. Thrailkill" or "Individual Defendant") is and was at all relevant times the Chairman of the Board, Chief Executive Officer and President of Bishop Capital.  Robert E. Thrailkill has been President, Chief Executive Officer and a director of the Company since its inception in February 1983.  Robert E. Thrailkill previously served as Chairman of the Board, President and Chief Executive Officer of Metro Capital Corporation, the Company's former parent corporation, from February 1981 to December 1995at which time there was a change in control.

                12.           Defendant Robert J. Thrailkill ("Robert J. Thrailkill" or "Individual Defendant") is and was at all relevant times a director of Bishop Capital.  Robert J. Thrailkill was appointed a director of the Company in November 1995.  Previously, Robert J. Thrailkill served as Vice President-Operations of the Company from November 1995 to August 1999.  Robert J. Thrailkill is the son of Robert E. Thrailkill.

Schedule 13D
CUSIP No. 09141T 10 7	Page 3 of 17 Pages

                13.           Defendant Sherry L. Moore ("Sherry L. Moore" or "Individual Defendant") is and was at all relevant times a director and secretary and Chief Financial Officer of Bishop Capital.  Sherry L. Moore was appointed a director of the Company in December 2001.  Sherry L. Moore has served as Secretary of the Company since July 2000.  Previously, Sherry L. Moore served as Comptroller of the Company from November 1995 to April 2000 and Comptroller of Metro Capital Corporation, the Company's former parent corporation, from January 1987 to November 1995

                14.           Defendants Robert E. Thrailkill, Sherry L. Moore and Robert J. Thrailkill are collectively referred to herein as the "Directors" or the "Individual Defendants."

FACTS

                15.           On or about October 12, 2004, the Company filed with the Securities and Exchange Commission ("SEC" or the "Commission") a proxy statement on Schedule 14A pursuant to Section 14(a) of the Securities Exchange Act of 1934.  The Company filed amendments to the proxy statement on October 18, 2004 and October 29, 2004 (the proxy statement, as so amended on October 29, 2004, the "Proxy" or "Proxy Statement") and subsequently on November 12, 2004, the Company mailed, or caused to be mailed, its final proxy statement to its shareholders pursuant to which the Company solicited proxies to vote at a special meeting of shareholders (the "Special Meeting") to approve an amendment to the Company's articles of incorporation to effect a 1-for-110 reverse stock split and the repurchase of fractional shares which would cause the number of shareholders of record to number below 300 and permit the company to go private and cease its obligations to make public filings with  the SEC.

                16.           At such meeting, the shareholders of Bishop Capital will vote upon an amendment to Bishop Capital's Articles of Incorporation to affect a 1-for-110 reverse stock split and the repurchase of fractional shares.  If the reverse stock split and repurchase of fractional shares is approved by the shareholders and implemented, each share of existing common stock, $.01 par value, will be exchanged for 1/110 of a share of common stock, $.01 par value.  New shares representing fractional shares will not be issued.  Instead, fractional shares will be purchased from holders at a rate of $1.00 per whole share of pre-split common stock.

                17.           This buy-out price of $1.00 per whole share of pre-split common stock is on its face deficient because as of September 30, 2004 the Company had $1.4 million in cash and marketable securities, equal to approximately $1.46 per share, and a book value of $2.26 per share.

                18.           The Proxy Statement states that if the reverse stock split and repurchase of fractional shares is approved and implemented, there will be less than 300 shareholders of record of the Company's common stock.

                19.           The Proxy Statement states that if there are less than 300 shareholders of record, the Company intends to terminate the registration of the common stock under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), pursuant to Section 12(g)(4) of the Exchange Act.  The reverse stock split, repurchase of fractional shares and termination of registration of the common stock are referred to herein as the "Transaction."

                20.           If the Company terminates the registration of the common stock, the Company's duty to file periodic reports, such as quarterly and annual reports, and to make other filings with the SEC, will end.

                21.           The Proxy Statement stated that the proxy was "solicited on behalf of the Board of Directors of Bishop Capital Corporation, for use at the Special Meeting of Shareholders to be held on December 16, 2004…The Proxy and Proxy Statement will be mailed to shareholders on or about November 12, 2004."  Proxy p. 1.

                22.           The Proxy Statement was in fact mailed to shareholders on or about November 12, 2004.

                23.           Bishop Capital has a single class of $.01 par value common stock, of which 897,022 shares were outstanding as of June 14, 2004.

                24.           As of November 12, 2004, the date the shareholders were solicited, there were 969,127 shares of the Company's common stock outstanding.  Thus, between June 14, 2004 and November 12, 2004, the Company issued 72,105 shares of stock, or in excess of 7.4% of the Company's currently outstanding shares of stock. At least 30,000 of these shares were issued to the Company's officers and Directors at $0.01 per share on September 29, 2004, when the stock's closing bid was $1.50 per share.  Each share of said common stock entitled shareholders including Defendants to vote upon each matter to be presented at the Special Meeting scheduled for December 16, 2004.  Of these outstanding shares, the executive officers and directors of the Company controlled approximately 365,602 shares or 37.7% of all outstanding shares.

                25.           The Company has never paid a dividend on its common stock.

Schedule 13D
CUSIP No. 09141T 10 7	Page 4 of 17 Pages

                26.           The Company filed a Schedule 13e-3 pursuant to Rule 13e-3 under the Exchange Act, in which it acknowledged that the Transaction lacked procedural safeguards.  See Item 8 of the Company's Rule 13e-3 Transaction Statement on Schedule 13e-3 dated September 29, 2004 (the "Bishop 13e-3").  The Company admitted that the Transaction has not been structured so that approval of at least a majority of unaffiliated security holders is required.  The Company admitted that an unaffiliated representative has not been retained to act solely on behalf of unaffiliated security holders for purposes of negotiating the terms of the Transaction and/or preparing a report concerning the fairness of the Transaction.  The Company further admitted that the Company (or an affiliate of the Company) has not received any report, opinion or appraisal from an outside party that is materially related to the Transaction.  Bishop 13e-3 Item 9.  The Company claims that the Transaction is fair because Robert J. Thrailkill, its only director who is not also an employee of the Company, approved the transaction, but Robert J. Thrailkill is the President's son and the Company has issued to him at least 27,500 shares of stock representing 2.8% of the outstanding stock since December 1998, 20,000 ofwhich were granted at $0.01 per share and the remainder at $0.10 per share.  Moreover Robert J. Thrailkill served as Vice President-Operations of the Company from November 1995 to August 1999.  He is far from independent.  Thus the Company has admitted that it has failed to provide any procedural safeguards, and as Plaintiffs will show, the Transaction is unfair to unaffiliated shareholders.

                27.           The Bishop 13e-3 incorporates by reference portions of the Proxy Statement and the misrepresentations contained therein.

FALSE AND MISLEADING STATEMENTS IN PROXY STATEMENT

Proxy Falsely States Value of the Company's Gas Royalty Interests

                28.           The Proxy falsely stated that the Company estimated that the liquidation value of its 80% ownership interest in the Bridger Creek Partnership was $351,605 when in fact the liquidation value of this interest is actually $3.2 million.  The valuation in the Proxy is clearly false because the Company had gas royalties from this interest for the year ended March 31, 2004 of $281,777 and there are no facts suggesting that the gas field owned by the Partnership is even close to the end of its production life.  In fact, as shown below, there is so much gas in the field to exploit that during 2003 its operator has spent $19 million and drilled 56 new wells and workover projects.

The Proxy falsely states:

The Company is the general partner and owns an 80% interest in the Bridger Creek Partnership … [which] owns a gas royalty interest…  Based on the Board's consultations with persons in the industry, royalty interests are typically valued at three years of income generated by the interest.  Accordingly, the Company estimated the liquidation value of the gas royalty interest to equal the Bridger Creek income for the last three fiscal years ended December 31, 2003, less the anticipated 25% reduction, which, based on the Company's 80% partnership interest, is $351,600.

Proxy at pp. 17-18.

                30.           However, the Company's Annual Report on Form 10-KSB/A Amendment No. 2 for the year ended March 31, 2004 filed on September 29, 2004 ("2004 Bishop 10-KSB/A") states that the Company had gas royalties for the year ended March 31, 2004 of $281,777.  2004 Bishop 10-KSB/A p. F-4.  In other words, the Company earned 80% of the supposed value of the gas royalty in the single year ending March 31, 2004.

                31.           Moreover, the Company admitted that the Partnership gas field was not even in full production during the year ending March 31, 2004. The Company stated:

In June 2003, Burlington Resources Inc. shut down the Lost Cabin Gas Plant as a precautionary measure.  At least one high pressure gas gathering line supplying gas to the plant kinked.  Several days later partial production was restored and preliminary repair work had begun.  The preliminary repair plan indicates the work will be completed during the second calendar quarter 2004.

2004 Bishop 10-KSB/A p. 6.

                32.           Thus, the gas field that produced 80% of the supposed value of the royalty interest in 2003 was not even in full production the whole year and any estimate of its value based on a portion of that year would understate the value of the royalty interest.

Schedule 13D
CUSIP No. 09141T 10 7	Page 5 of 17 Pages

                33.           The Company reported in its Form 10-QSB/A for the Quarter ended September 30, 2004 filed with the SEC on November 15, 2004, that the Company had gas royalties of $196,410 for the six month period ended September 30, 2004.  The royalty for the six months ended March 31, 2004 can be calculated by subtracting the royalty the six months ended September 30, 2003 of $114,709 (obtained from the Company's Quarterly Report on Form 10-Q for the Quarter ended September 30, 2003) from the total 2004 royalty of $281,777 which gives a royalty of $167,068.  Thus, its 12 month trailing earnings were $313,478 (calculated by adding $196,410 and $167, 068).  Accordingly, the Company earned over 100% of the supposed value of its gas royalty interest in the last twelve months for which data are available.

                34.           The Company has clearly omitted the huge upward change in the price of natural gas which resulted in the gross understatement of the value of the gas royalty.

                35.           The average price per thousand cubic feet ("MCF") of natural gas received by the Company during fiscal years 2002 and 2003 (the Company's fiscal year ends on March 31 of each year) was $2.31.  However, the average price per MCF received in fiscal 2004 was $4.41 and during the six months ended September 30, 2004 was $5.44.  Thus, in fiscal 2005, the average price has doubled from fiscal 2002 and 2003.

                36.           The Proxy coyly and falsely states:

The natural gas reserve records related to the property are not available to the Company.  As with any non-renewing natural resource, the natural gas reserves related to the property are further depleted each year.  These factors reduce the marketability of the gas royalty interest.

Proxy p. 18.

                37.           However, the Annual Report on Form 10-K (the "2003 Burlington Form 10-K") of Burlington Resources, Inc. (the owner and operator of the natural gas field underlying the Company's gas royalty interest), filed with the SEC on February 26, 2004, states "[i]nvestments in the Wind River Basin [where the Company's interest in the Madden field is located] during 2003 totaled $19 million for approximately 56 newly drilled wells and workover projects in the deep Madison and shallower formations."  2003 Burlington Form 10-K p. 2.  The 2003 Burlington Form 10-K also states that "[i]n the U.S., [Burlington Resources] expects production growth as a result of restoring full production at the Madden Field by mid-year 2004."  2003 Burlington Form 10-K p. 16.  Clearly, the field owner and operator believe that there is ample gas to justify $19 million of capital investment during 2003 alone and that production will increase rather than decrease.

                38.           Finally, the Proxy fails to disclose that the Company is a plaintiff in a lawsuit against Burlington Resources "alleg[ing] that Burlington, operator of the gas processing plant, has and continues to wrongfully deduct post-production costs, which could include indirect plant operating costs, from their royalty payments."  2004 Bishop10-KSB/A p. 6.  Again, even though it is the defendant in the action, Burlington Resources is more forthcoming.  Burlington disclosed that Burlington "is also exploring the possibility of a settlement of these claims," Burlington has been told that the amount of underpaid royalties has been alleged to be "approximately $68 million" and Burlington "has established a reserve" for these claims.  Burlington Form 10-K p. 29.

                39.           The Company's purported methodology of valuing royalty interests at three years of income generated by the interest is preposterous and false on its face.  Three years of income is completely arbitrary and especially inappropriate in this situation, where prices for natural gas have been rising, all indications are that the field has many years left and increasing volumes of gas are likely to be pumped.  Natural gas royalties are currently selling for between seven and nine times the current royalty rate.  Plaintiffs estimated the value of the natural gas royalty by taking the Company's income from the gas royalty for the six months ended September 30, 2004 of $196,410, adding back the depreciation of $6,672 which equaled $203,082, doubling that six month amount to make a twelve month amount of $406,164 (used to avoid the prior six month period when the gas field was partially out of production) and multiplying it by an eight multiple (the average of the seven to nine range) which equals $3.249 million.  To summarize, the Company has ignored and materially omitted the great increase in the price of natural gas, misrepresented the state of the gas field as depleting when in fact it is being further exploited and misrepresented how to estimate the price of gas royalties.  Thus, the Company's $351,600 valuation of its 80% interest in the Bridger Creek Partnership is absolutely false and has no rational basis.

Schedule 13D
CUSIP No. 09141T 10 7	Page 6 of 17 Pages

Proxy Falsely States the Value of the Company's Real Estate Investments

                                A. Value of Bishop Powers Ltd. Misrepresented

                40.           The proxy falsely states that the estimated liquidation value of the Company's real estate interests owned through its 81% interest in Bishop Powers Ltd., of which the Company is also the general partner, are approximately $453,811 (Proxy at 16), when in fact the more reasonable estimate of liquidation value of these real estate investments is in fact in excess of $5.4 million and possibly in excess of $9.0 million.

                41.           The Proxy states that "Bishop Powers currently owns approximately two acres of developed and 16 acres of undeveloped land that it is holding for future sale."  Proxy p. 17.

                42.           However, the Proxy omits the material facts that (1) in "prior fiscal years", the Company sold four out of five lots in a 4.62 acre portion of real estate adjacent to the area still owned by Bishop Powers for $1,326,600, and (2) in May 2003, the Company sold a 50,000 square foot (or 1.15 acres, an acre is 43,560 square feet) lot for "net proceeds of $545,900."  2004 Bishop 10-KSB/A p. 10.  The Company has omitted to tell Plaintiffs what was subtracted from the proceeds to yield these net proceeds.

                43.           The recent sale of 1.15 acres for $545,900 (or $474,696 per acre) clearly demonstrates that the Company's 80% interest in the remaining 18 acres which are situated in the same area are worth far in excess of the Company's false estimate of $453,811.  If these lots sold at the same price per acre as the 2003 sale, they would be worth $8.545 million (or $8.82 per share).  Furthermore, the Company is currently offering for sale the remaining acreage owned by Bishop Powers at the Crossing at Palmer Park for $9.00 to $14.50 per square foot and at Creekside Center for $8.50 to $14.00 per square foot.  See NAI Highland advertisement.  This works out to between $2.730 million and $4.247 million for the Crossing at Palmer Creek property (6.96 acres) and between $2.743 million and $4.518 million for the Creekside Center property (7.408 acres).  In addition, Bishop Powers owns an additional 3.632 acres in the same area.  If these 3.632 acres were valued at the same valuations, it would represent an additional $1.340 million (at $8.50 per square foot) to $2.286 million (at $14.50 per square foot).  Thus, sales of this land at these prices would be between $6.8 million and $11.2 million, or $5.4 million ($5.62 per share) and $9.0 million ($9.25 per share) for the Company's 80% interest.

                44.           The Proxy materially omits that there was a sales contract entered into during the month of October 2004 for a portion of its land owned through Bishop Powers.  The Company's Quarterly Report on Form 10-QSB for the Quarter ended September 30, 2004 ("Bishop 10-QSB 9/30/04") disclosed that "[i]n October 2004 the Company entered into a conditional contract for the sale of a tract of land in Creekside Center."  Bishop 10-QSB p. 6.  A recent sale of land in an area where the Company owns 18 acres would be highly material to the valuation of the remainder of the land.  It is shocking that the Company would update its earlier proxy statement filed on October 29, 2004 and omit this material information. In addition to failing to disclose in the Proxy information regarding the sale of land, including the location of the land, the amount of land sold, the price thereof and other material terms of the sale contract, the Company omitted to disclose these details in the Bishop 10-QSB 9/30/04 and omitted to file the sales contract with the Bishop 10-QSB 9/30/04 as a material exhibit.

                                B. Value of Creekside Apartments, LLLP Misrepresented

                45.           The Proxy falsely states that the estimated value of the Company's 64.152% interest in the Creekside Apartments LLLP limited partnership is negative $259,200, the amount that Bishop Capital may have to invest in the partnership, when in fact the actual value of this interest is unknown to Plaintiffs due to the Defendants intentionally omitting information that would permit Plaintiffs to calculate its value. In any event, the value would never be less than zero as Bishop Capital's investment obligations appear to be non-recourse and thus if the interest is in fact worth zero, then there would be no reason to make the additional $259,200 investment.

                46.           The Proxy falsely states that "[b]ased on (i) the anticipated additional advances that may be required, (ii) the recent decline in the apartment occupancy rate, and (iii) the net loss of $1,145,000 for the year ended December 31, 2003, Company's interest in the partnership is not currently marketable. Therefore, the estimated liquidation value of the partnership interest [in Creekside Apartments LLP] is its book value of ($259,200)."  Proxy p. 18. Even if the Company were to have to fund its maximum commitment to Creekside Apartments LLP of $259,200, placing a negative $259,000 value on the Company's 64.152% limited partnership interest assumes that there is no value whatsoever in the project, which consists of 20 acres of land valued at $1,600,000 in October of 1998 before anything was built.  There now stands on that 20 acres of land a completed 328 unit apartment complex, which was built using a $27.8 million mortgage non-recourse U. S. Department of Housing and Urban Development 42-year fixed rate 6.85% mortgage.  As of March 31, 2004, the latest date for which the Company has provided unit rentals, the apartment complex had tenants in 307 units. 2004 Bishop 10-KSB/A pps. 3 and 12.

Schedule 13D
CUSIP No. 09141T 10 7			Page 7 of 17 Pages

                47.           Although the Company disclosed in its Proxy that Creekside Apartments LLLP lost $1,145,000 in the year ended December 31, 2003, it is unclear given the occupancy and rental charge statistics how it has lost money.  Plaintiffs believe that much of this "loss" is really depreciation - a non-cash charge and a benefit as it will allow the Company to offset income.  However, once again, the Company has omitted material information regarding this investment that would permit Plaintiffs to figure out the value of the Company's investment in Creekside Apartments. Moreover, as of November 21, 2004, the website for Creekside Apartments (http://www.creeksideatpalmerpark.com/complexPage.asp) indicates that there are only nine out of the 328 apartments currently vacant. Accordingly, Plaintiffs find it hard to believe that the value of this asset has not been materially understated by the Company also.

                48.           In addition, the Company admits that the value of the land owned by Creekside Apartments, LLLP has increased vastly since when the Company purchased it.  "The Company was required to contribute the [20 acres of] land valued [in October 1998] at $1,600,000 (costing approximately $58,800) for an 80% limited partner interest [in Creekside Apartments]" "for the construction of the apartment complex and a public road."  2004 Bishop 10-KSB/A pps. 3 and F-12.  Thus the Company itself admits that the full 20 acres was worth  $1,600,000 in October 1998, but now falsely states without justification or any rational basis that the land and the apartment complex now built on the land are worth less than nothing.  Furthermore, "[i]n December 2003 the partners agreed to assign a 1% partnership interest to the general contractor for the project in exchange for relief from construction cost overruns on Creekside Apartments."  Bishop Form 10-KSB p. 12.  Accordingly, the general contractor, who works in the Colorado Springs area and likely knows the value of real estate, was willing to take an interest in the property, so clearly he thought that there was value last December.  Also, there has been no disclosure about potential foreclosure or acceleration of the mortgage, thus Plaintiffs do not believe that the project is in any danger. Further, the Company has not been asked to put in the $259,000 it made such a big deal about – which one would expect if the project were in trouble.

                49.           Moreover, these 20 acres of land are adjacent to the land discussed above that sold in May 2003 for $474,696 per acre (net to the Company).

                50.           Thus Defendants have intentionally concealed the true cash flow underlying the Creekside investment to prevent Plaintiffs from deriving a fair value of the investment and have instead unfairly valued the significant investment at a negative amount significantly below book value.

Company Misrepresents Market for Stock and Omits Material Stock Trading Information

                51.           The Proxy materially omits recent trading data and misrepresents the market for the Company's shares.

                52.           The Proxy lists the high and low closing price of the Company's common stock during the quarters ended from 6/30/02 through 12/24/03 but fails to list the information in the recent or prior quarters.  Proxy at 13.  Subsequently, the common stock has traded as high as $2.25 per share. In addition, the Company omitted information it had previously disclosed in its Annual Report on Form 10-KSB for the year ended March 31, 2002 (p. 11), wherein it listed the following for Bishop Capital stock prices:

Quarter Ended	High Bid	Low Bid

3/31/00	.750	.625
6/30/00	1.375	.660
9/30/00	1.375	.625
12/31/00	1.025	.665

3/31/01	1.75	.665
6/30/01	1.35	.640
9/30/01	1.15	1.060
12/31/01	1.25	1.060

3/31/02	1.25	.550

Schedule 13D
CUSIP No. 09141T 10 7	Page 8 of 17 Pages

                53.           Thus, outside of the short period cherry-picked by the Defendants, the stock frequently traded in excess of its supposed $1.00 historical price.

                54.           The proxy also states that "the Board considered historical market price as the most appropriate measure of value for fractional shares…."  Proxy at 14.  The proxy also admits that "[t]he Company did not timely file its Annual Report on Form 10-KSB for fiscal year ended March 31, 2003 and Quarterly Report on Form 10-QSB for the three months ended June 30, 2003 and was relegated to the Pink Sheets" and states that only 17,800 shares traded for the 9-month period ending December 31, 2003.  Proxy at 14.  The Company's negligent late filing of its reports with the SEC caused trading to be thin. The Company must disclose this fact to prevent them from benefiting from a thin market caused by its own negligence through a low share price offered for fractional shares.  In addition, trading during the six-month period ending June 30, 2004 was 55,200 shares, over three times the nine-month amount trumpeted by the Company in the Proxy in only two-thirds of the time.  Proxy at 14.  Thus, trading was beginning to recover after the Company finally filed its late Annual Report on Form 10-KSB for fiscal year ended March 31, 2003 and Quarterly Report on Form 10-QSB for the three months ended June 30, 2003, in August and September of 2003, respectively.

                55.           The Proxy falsely states that "no market maker has applied to the OTC Bulletin Board to make a market in the Company's common stock on the OTC Bulletin Board.  There is no established trading market for the Company's common stock except for sporadic quotations."  Proxy 14.  Contrary to the Proxy Statement, on October 22, 2004, for example, there were eight different market makers on the bid side of the market willing to buy from 500 to 5,000 shares of the Company's common stock and seven different market makers on the ask side of the market willing to sell up to 500 shares of stock.  Thus, the Company's premise that there is currently no market for the stock is completely false and not supported by the facts.

                56.           The Proxy states:

                  The Company determined that historical market price together with a premium was the most appropriate basis to value its shares for the purposes of the transaction

Proxy at 13.

                57.           Yet the Company selected as part of the "historical market price" a period when through the Company's own negligence, it had caused its stock to be delisted and declined to include as part of its historical market price prior periods with higher prices and subsequent periods when interest picked up for the stock.  As shown above, prior and subsequent to the period selected, the stock frequently traded at in excess of $1.00.  Thus, the Company's "historical market price" is false and without basis.  Accordingly, valuing its shares on a premium to this false amount is also without basis.  Furthermore, the Company's determination to base the value of payment to shareholders for their fractional shares on historical market price, in a Company where the insiders own 37.7% of the stock is without rational basis.

Proxy Falsely States that No Appraisals Have Been Performed

                58.           The Proxy falsely states that "[t]he Company has not had an appraisal performed on [its assets other than cash and marketable securities]."  Proxy at 16.  However, the Proxy also states that the Company determined not to do a spin-off because "The Company's tax advisor advised that the spin-off would create tax liability to the Company and its shareholders."  Proxy at 8.  For the Company's tax advisors to conclude that there would be a tax liability (1) they must have had a valuation of assets to work from and (2) the valuation must be greater than book value or there would be no liability.  It is materially misleading for the Company to possess appraised or estimated valuations of its assets, to state that no appraisal has been done and then not to disclose the results of the valuations to shareholders in the Proxy Statement.

                59.           In addition, since the Company is offering to pay fractional shareholders a discount to book value, it is material for the Company to disclose to shareholders that the Company believes based on its own appraisals or valuations that the Company is worth more than book value.

                60.           In addition, the Proxy states:

                  From 1999 through 2002, the Company worked with five parties, including an outside consultant and industry contacts, for the sale of Company assets.  Certain of these parties assisted the Company in attempting to sell all of its assets, while others assisted in attempting to sell the Company's real estate assets.  The Company paid the outside consultant, Nash and Associates of Denver, Colorado, $12,000 to prepare marketing materials and to identify prospects to purchase the Colorado Springs property. None of the Company's attempts to liquidate the Company and/or its assets were successful.

Proxy at p. 16.

Schedule 13D
CUSIP No. 09141T 10 7	Page 9 of 17 Pages

                61.           It is inconceivable that the Company had no appraisals or estimates of the value of its assets.  How could it market its assets if it did not know their values?  It is a material omission for the Company not to disclose the values estimated for its assets during its marketing campaign, especially here where they are so much greater than book value.

The Company Misrepresented the Effect of Commissions on Shareholders

                62.           The Proxy falsely states that "The Board concluded that any potential inequity to cashed out shareholders from this aspect of the transaction is mitigated by the Company paying all costs of the transaction and that the cashed out shareholders do not have to pay brokerage commissions, which could amount up to $50 per share."  Proxy at 15.

                63.           The Board assumes that shareholders would have to pay $50 per transaction on a sale of 55 or fewer shares. However, it would be grossly excessive and possibly illegal for a broker to charge in excess of $20 on a trade of 55 or fewer shares.

                64.           Even assuming a $50 commission on a trade of 109 shares (109 is the highest fractional amount to be remaining after the 110-1 share split), means, as the Board states, "the additional amount a cashed out shareholder with 109 shares would receive if the Company offered book value per share is $87.34 ($2.26 per share net book value, less $1.00 per share repurchase price, times 109 shares, less $50)."  Proxy at 15.  In other words, in the reverse stock split, a shareholder would receive $109 instead of $196.34 in a sale at book value.  In essence, the Board is saying that an 80% ($87.34 as a percentage of $109) premium on a shareholder's investment is insignificant. This is a material misstatement. With a more reasonable commission of $20, the premium of book value would be 108% ($2.26 times 109 shares = $246.34 less $109 repurchase price less $20 commission = $117.34).

                65.           The Board also states that "the additional amount a cashed out shareholder with 55 shares or less [approximately 1,260 shareholders of record have 55 shares or less] if the Company offered book value is $19.30 or less ($2.26 per share net book value, less $1.00 per share repurchase price, times 55 shares, less $50)." Proxy at 15. Of course, at 55 shares, $19.30 is a 28% premium and at a more reasonable commission of $20, the premium would be ($2.26 times 55 shares = $124.30 less $55 repurchase price less $20 commission) $49.30 or 90%.

                66.           Thus, the Proxy makes the material misrepresentation that there is no disadvantage to shareholders in being cashed out of their fractional holdings at $1.00 per share instead of selling at book value. The statement is false and designed to fraudulently induce shareholders to agree to let their fractional shares be cashed out for $1, an amount significantly below their book value of $2.26.

THE COMPANY FAILS TO HOLD ANNUAL SHAREHOLDER MEETINGS

                67.           The Company has registered its Common Stock, $0.01 par value per share, under Section 12(g) of the Exchange Act, pursuant to its Form 10-SB, as amended, filed with the Commission on April 28, 1997.

                68.           Since it became publicly traded in 1997, the Company has either not filed with the Commission and distributed to its shareholders proxy statements with respect to its solicitation of the votes of its shareholders in respect of its annual meetings, in violation of Rule 14a-2 under the Exchange Act, or it has not filed with the Commission information statements informing its shareholders that it was not soliciting their votes in connection with its annual meetings of shareholders, in violation of Rule 14c-2 under the Exchange Act, or it has not held annual meetings of shareholders.

                69.           The Company has also violated both its Bylaws (Article II) and Wyoming law (17-16-701 and 705 of the Wyoming Business Corporation Act) by failing to notify shareholders of annual shareholders meetings and/or failing to hold the annual shareholders meetings.

DEFENDANTS FAILED TO FILE SCHEDULE 13D

                70.           Robert J. Thrailkill and the other Individual Defendants have failed, individually, as well as part of a group, to file a Schedule 13D disclosing their ownership of more than five percent of the Common Stock of the Company.  The Proxy states: "The Company's officers and directors, which include all insiders and affiliates, as a group, own approximately 37.7% of the issued and outstanding shares of the Company's common stock.  The Company's officers and directors intend to vote their shares in favor of the transaction."  Proxy 2.  Accordingly, Defendants were required to file a Schedule 13D under federal law but failed to do so.

Schedule 13D
CUSIP No. 09141T 10 7	Page 10 of 17 Pages

THE COMPANY'S DIRECTORS IN BREACH OF THEIR DUTIES AND OUTSIDE
THEIR AUTHORIZED POWERS HAVE ISSUED SIGNIFICANT NUMBERS OF
COMPANY SHARES TO THEMSELVES

                71.           Over the recent years, the Company has issued to Robert E. Thrailkill, Sherry L. Moore and Robert J. Thrailkill, the Company's current Directors, and John A. Alsko, a former officer and director (no Form 4 filing was made to indicate the Mr. Alsko was no longer an officer or Director; however he no longer appears in the Company's Annual Reports on Form 10-K), at least 197,500 shares, 160,000 of which were issued at $0.01 per share and 37,500 of which were issued at $.10 per share. These 197,500 shares represent 20.4% of the 969,127 shares outstanding.

                72.           Since 1997 when the Company became a public company, the Company has issued, 140,000 shares to Robert E. Thrailkill (120,000 shares at $.01, 20,000 shares at $.10); 27,500 shares to Robert J. Thrailkill (20,000 at $.01 and 7,500 at $.10); 25,000 shares to Sherry L. Moore (20,000 at $.01 and 5,069 at an unknown price per share; and 10,000 to John A. Alkso at $.10.

                73.           The Proxy discloses that as of November 5, 2004, the record date for the shareholders meeting, there were 969,127 shares of common stock outstanding. The Company's Quarterly Report on Form 10-QSB for the Quarter ended June 30, 2004 disclosed that as of August 12, 2004, there were 897,022 shares of common stock outstanding. Accordingly, during that 12 week period, the Company issued 72,105 shares of common stock, or 7.5% of the number of shares outstanding. Through filings of Forms 4, the Company has disclosed that on September 29, 2004, the Company issued 20,000 shares to Robert E. Thrailkill, 5,000 shares to Robert J. Thrailkill and 5,000 shares were issued to Sherry L. Moore, each Directors of the Company, for consideration of $0.01 per share, or $300 in total. Put differently, given the estimated value of the Company's stock of at least $9.26 per share, the Company issued stock worth at least $277,800 to its Directors for $300.  Company disclosure does not disclose to whom or at what price the remaining 42,105 shares were issued.

                74.           In addition, the Company disclosure does not indicate how many other shares were acquired in this manner for nominal consideration because the first Form 4 filings made by (1) Robert E. Thrailkill indicates prior ownership of 73, 720 shares, (2) Robert J. Thrailkill indicates prior ownership of 15,938 shares, (3) Sherry L. Moore indicates prior ownership of 5,625 shares and (4) John A. Alsko indicates 19,563, all of which may have been granted by the Company for nominal consideration. Also, the Form 4 filing by Sherry L. Moore on 11/22/02 indicates she owned 20,625 shares but the next filing by Sherry L. Moore on 9/29/04 indicates she owned 30,694 but the grant disclosed by the Form 4 was only for 5,000 shares; accordingly, there is an additional acquisition by Sherry L. Moore of 5,069 shares which was not disclosed.

                75.           Under Wyoming law, a Director of a corporation is required to act "in good faith."  Wyoming Business Corporation Act §17-16-830.  It is bad enough for the Company's Directors not to disclose to shareholders material information or to make misleading disclosure regarding of the value of the Company's assets; however, when the Directors of a corporation are issuing shares to themselves, there is so much greater the obligation to ascertain the value of the shares, as with each issuance, they dilute each outside shareholder's interest.

                76.           Throughout the Proxy, the Company refers to the liquidation value of the Company.  Yet, the Board of Directors itself admitted that liquidation value is an inappropriate way of valuing the Company:  The Board concluded that the liquidation value of the Company's assets was not an appropriate analysis as it was not the intent of the Board to liquidate the Company.

Proxy at 16.

                77.           The Board is entirely correct in this statement but ought to have focused on valuing the Company on a going concern basis, for purposes of valuing fractional shares.  The Board's focus in the Proxy on liquidation value instead of going concern value is misleading as it implies that liquidation value is the proper measure when it is really going concern value, as the Company will continue as a going concern following the Transaction.

Schedule 13D
CUSIP No. 09141T 10 7	Page 11 of 17 Pages

DAMAGE AND NEED FOR INJUNCTION

                78.           Plaintiffs will suffer imminent harm if Defendants are permitted to go forward with the shareholders' vote procured by the false and misleading proxy statement described above.

                79.           If the Company is permitted to effect the reverse stock split, such will cause the share float to diminish significantly.  Generally, the float in the publicly traded shares of companies that do significant stock splits and stop publicly reporting decreases markedly thereby preventing the Company's shares from being able to be actively traded and likely resulting in larger spreads between the bid and ask price.  This will likely result in larger commissions being paid to broker-dealers and market makers in the event that Plaintiffs wish to sell or purchase more of Bishop Capitol common stock.  In other words, the Board of Directors is ignoring and accepting the risk for all outside shareholders of a great diminishment of their economic value for their shares.   In addition to their being less of an available market for the shares, the lack of publicly available information that will be available following deregistration of the Bishop Capital common stock will likely cause bid quotes, when available, to fall precipitously, causing Plaintiffs to suffer losses when they sell their shares.

                80.           If the Company is permitted to effect the reverse stock split, the Company will "go private and end its obligations to file periodic reports, such as quarterly and annual reports and to make other filings with the Securities and Exchange Commission."  Proxy at 2.

                81.           It appears that the Directors are seeking to end the Company's reporting obligations in order to conceal their wrongdoing and their intent to take over the company and/or its assets and in order to avoid the Williams Act disclosure requirements that are designed to protect shareholders.

                82.           Given the Company's and its Directors' casual attitude towards making its and their required filings and other corporate formalities, there can be no doubt that owning shares in a company where such disclosure is no longer available to the shareholder would greatly devalue the Plaintiffs' shares.

                83.           In addition, pursuant to the false and misleading proxy statement described above, "If the reverse stock split and repurchase of fractional shares is approved by the shareholders and implemented, each share of existing $.01 par value common stock will be reduced to 1/110 of a share of .01 par value common stock . . . [F]ractional shares will be purchased from holders at a rate of $1.00 per whole share of pre-split common stock. " Proxy at 3.  Thus, Plaintiffs and other shareholders will be stripped of a portion of their equity in the company and have no right to dividends, voting rights or any other rights as a stock holder.

                84.           Finally, the Plaintiffs and other shareholders owning fractional amounts of stock which will be turned into cash payment following voting on the false and misleading proxy statement may and will incur capital gains or losses as defined by the Federal tax laws without any apparent ability to control by vote or other means, incurring such capital gain or loss.

                85.           Plaintiffs have each purchased shares of Bishop Capital in reliance on Bishop Capital's false public filings and have suffered damages as a result.  Plaintiffs in purchasing their shares did not bargain for an investment in a company with corrupt management that intended to cause the company to cease public reporting so that they could secretly and in breach of their duties and without corporate formalities convert corporate assets to their own personal possession.

DERIVATIVE ALLEGATIONS

                86.           Plaintiffs bring this action individually and also derivatively in the right of and for the benefit of the Company to redress injuries suffered and to be suffered by the Company as a direct result of the violations of law, breaches of fiduciary duty, corporate mismanagement, waste of corporate assets, and abuse of control by the Individual Defendants.

                87.           Plaintiffs will fairly and adequately represent the interests of the Company in enforcing and prosecuting its rights.

                88.           This action is brought to remedy violations of applicable federal, state, and state common law.

Schedule 13D
CUSIP No. 09141T 10 7	Page 12 of 17 Pages

                89.           Any demand on the Company's board of directors to institute this action would be a futile and useless act for the following reasons: (A) the Board participated in the wrongful acts at issue, or the wrongful acts at issue are the direct and proximate result of their intentional, bad faith and/or grossly negligent failure to adequately inform themselves as to the Company's affairs and to institute adequate systems of internal controls and supervision to prevent the Company's false and misleading statements and improper conduct; (B) the wrongful acts at issue are flagrant and egregious, were taken in bad faith, and will cause a substantial risk of personal liability to the Board, and the Board cannot make an independent and objective decision as to prosecute the action because they would never agree to the institution of legal proceedings against themselves; (C) All of the directors have long known of the wrongful acts at issue and did nothing to remedy the harm to the Company; (D) The wrongful acts at issue constitute violations of law, including criminal law, and breaches of the fiduciary duties of the Board, and these acts are thus not subject to the business judgment rule.  In addition, the acts complained of relate to the duty of candor imposed upon members of the Board, and, as such, are not subject to the business judgment rule; (E) Certain of the known principal wrongdoers and beneficiaries of the wrongful acts at issue are in a position to control and do dominate and control the Board.  Thus, the Board could not and cannot exercise independent, objective judgment in determining whether to bring this action or to vigorously prosecute this action; (F) The directors of the Company cannot be relied upon to reach a truly independent and objective decision as to whether to commence and prosecute this action against themselves for the wrongful acts at issue, because that would require them to sue themselves and their fellow or current or former directors and allies in the top ranks of the Company.  Many of the directors have developed personal ties with other directors.  Bringing this action would prejudice and harm those relationships, and, as a consequence, the directors have an inherent bias against bringing or vigorously prosecuting this action; (G) The directors receive payments, benefits, and other emoluments by virtue of their membership on the Board and their control of Bishop Capital.  They have thus benefited from the wrongdoing herein alleged and have engaged in such conduct to preserve their positions of control and the perquisites thereof, and are incapable of exercising independent objective judgment in deciding whether to bring this action; (H) All of the directors have long known of the wrongful acts at issue and have done nothing cognizable or tangible to remedy the harm to the Company.

FIRST CLAIM FOR RELIEF
Violations of Section 14(a) of the Securities Exchange Act of 1934 and Rule 14a-9

                90.           Plaintiffs repeat and reallege each and every allegation contained in all the foregoing paragraphs as if fully stated herein.

                91.           Defendants violated Section 14(a) of the Securities Exchange Act of 1934 and Rule 14a-9 thereunder by filing with the SEC and distributing to Plaintiffs the Proxy Statement which misrepresented and omitted to state material information necessary to make the statements made therein not misleading in light of the circumstances under which they were made.

                92.           This claim is asserted by Plaintiffs against all the Defendants and is based on Section 14 of the Exchange Act, 15 U.S.C. 78(n), and the Rules thereunder including Rule 14(a)-9, 17 C.F.R. Section 240.14a-9.

                93.           Defendants knew, or were reckless or negligent in not knowing that the Proxy Statement contained untrue statements of material fact and omitted to state material facts necessary in order to make the statements made in light of the circumstances under which they were made, not misleading.

                94.           As a result, Plaintiffs will suffer imminent harm should they and other shareholders of Bishop Capital be denied the opportunity to make an informed decision on the reverse stock split and have sustained and will sustain damages as a result.

                95.           As a direct and proximate result of the Defendants' wrongful conduct, Plaintiffs have suffered damage and will suffer irreversible harm in the event that the Defendants are permitted to go forward with the shareholder vote by means of their false and misleading Proxy Statement.

                96.           Plaintiffs bring this cause of action individually and derivatively on behalf of the Company.

SECOND CLAIM FOR RELIEF
Violation of Section 15 U.S.C. 78(m) and 17 C.F.R. Section 240.13e-3

                97.           Plaintiffs repeat and reallege each and every allegation contained in all the foregoing paragraphs as if fully stated herein.

                98.           By the aforesaid fraudulent actions and false statements, Defendants have violated 15 U.S.C. Section 78(m) and 17 C.F.R. Section 240.13e-3.

Schedule 13D
CUSIP No. 09141T 10 7	Page 13 of 17 Pages

                99.           As a direct and proximate result of the Defendants' wrongful conduct, Plaintiffs have suffered damage and will suffer irreversible harm in the event that the Defendants are permitted to go forward with the shareholder vote by means of their false and misleading Proxy Statement.

                100.         Plaintiffs bring this cause of action individually and derivatively on behalf of the Company.

THIRD CLAIM FOR RELIEF
Violations of Section 13(d) of the Securities Exchange Act of 1934

                101.         Plaintiffs repeat and reallege each and every allegation contained in all the foregoing paragraphs as if fully stated herein.

                102.         Plaintiffs bring this cause of action individually and derivatively on behalf of the Company.

                103.         The Individual Defendants violated Section 13(d) of the Exchange Act by failing to file the disclosure required under Section 13(d), 15 U.S.C. Section 78m(d), applicable to persons acquiring more than 5% of Bishop's common stock.

FOURTH CLAIM FOR RELIEF
Individual Action under Section 10 of the Securities Exchange Act of 1934

                104.         Plaintiffs reallege as set forth above in full the allegations contained in the preceding paragraphs.

                105.         This count is asserted against all defendants and is based upon Section 10(b) of the 1934 Act, 15 U.S.C. Section 78j(b), and Rule 10b-5 promulgated thereunder by the SEC.

                106.         Defendants, singly and in concert, directly and indirectly, engaged in a common plan, scheme and unlawful course of conduct, pursuant to which they knowingly or recklessly engaged in acts, transactions, practices, and courses of business which operated as a fraud and deceit upon Plaintiffs, and made various deceptive and untrue statements of material facts and omitted to state material facts necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading, to Plaintiffs.  The purpose and effect of said scheme, plan, and unlawful course of conduct was to induce Plaintiffs and other stockholders to vote in favor of the Transaction and thereby sell their shares to the Company at less than fair value.

                107.         Defendants, pursuant to said scheme, plan, and unlawful course of conduct, knowingly and recklessly issued, caused to be issued, and participated in the preparation and issuance of deceptive and materially false and misleading statements to the investing public which were contained in or omitted from various documents and other statements, as particularized above.

                108.         Defendants each knew and intended to deceive Plaintiffs, or in the alternative, acted with reckless disregard for the truth when they failed to disclose or cause the disclosure of the true facts to Plaintiffs.

                109.         As a result of the fraud, Plaintiffs will be damaged because they will be induced by the reverse stock split to sell their post-split Bishop Capital fractional shares to the Company for $1.00 when the concealed fair value of these shares is in fact at least $9.26, and because the value of their whole post-split shares in the public market will likely fall after the Company stops publicly reporting.

                110.         By reason of the foregoing, defendants, directly or indirectly, violated the Exchange Act and Rule 10b-5 promulgated thereunder in that they:(a) employed devices, schemes, and artifices to defraud; (b) made untrue statements of material facts or omitted to state material facts necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading; and/or (c) engaged in acts, practices, and a course of business which operated as a fraud and deceit and a scheme to defraud upon Plaintiffs in connection with its purchases of Bishop Capital stock during the period of the fraud.

FIFTH CLAIM FOR RELIEF
Liability under 15 U.S.C. Section 78r

                111.         Plaintiffs repeat and reallege each and every allegation contained in all the foregoing paragraphs as if fully stated herein.

                112.         Defendants are liable pursuant to 15 U.S.C. Section 78(r) to Plaintiffs for the damages suffered by Plaintiffs as a result of their false and misleading filings with the SEC as described above.

Schedule 13D
CUSIP No. 09141T 10 7	Page 14 of 17 Pages

SIXTH CLAIM FOR RELIEF
Against the Individual Defendants for Violation of Section 20(a) of the Securities Exchange Act of 1934

                113.         Plaintiffs repeat and reallege each and every allegation contained in all the foregoing paragraphs as if fully stated herein.

                114.         The Individual Defendants, by virtue of their offices and specific acts described above, were, at the time of the wrongs alleged herein, controlling persons of Bishop Capital within the meaning of Section 20(a) of the Exchange Act.

                115.         The Individual Defendants had the power and influence and exercised the same to cause Bishop Capital to engage in the illegal conduct and practices complained of herein.

                116.         By reason of the conduct alleged in the claims of the Complaint, the Individual Defendants are liable for the aforesaid wrongful conduct and are liable to Plaintiffs for the substantial damages which Plaintiffs have suffered as a result of Defendants' illegal and fraudulent conduct.

                117.         Plaintiffs bring this cause of action individually and derivatively on behalf of the Company.

SEVENTH CLAIM FOR RELIEF
Common Law Fraud and Violation of Wyoming Business Corporations Act 17-4-01

                118.         Plaintiffs repeat and reallege each and every allegation contained in all the foregoing paragraphs as if fully stated herein.

                119.         As a direct result of the aforesaid illegal conduct, Plaintiffs have been damaged in amount to be determined at trial.

EIGHTH CLAIM FOR RELIEF
Breach of Fiduciary Duty and Violation of Wyoming Business Corporations Act 17-16-830

                120.         Plaintiffs repeat and reallege each and every allegation contained in all the foregoing paragraphs as if fully stated herein.

                121.         By virtue of their positions as directors, and where applicable, officers of Bishop Capital and/or their exercise of control and ownership over the business and corporate affairs of Bishop Capital, the Individual Defendants have, and at all relevant times had, the power to control and influence and did control and influence and cause Bishop Capital to engage in the acts complained of herein. Each Individual Defendant under the common law and under Wyoming Business Corporation Act 17-16-830 owed and owes Bishop Capital and its shareholders fiduciary obligations and were and are required by law, inter alia, to: (1) use their ability to control and manage Bishop Capital in a fair, just and equitable manner; (2) act in furtherance of the best interests of Bishop Capital and its shareholders; (3) act to maximize the value for all shareholders; (4) govern Bishop Capital in such a manner as to heed the expressed views of its public shareholders; (5) refrain from abusing their positions of control; and (6) not to favor their own interests or the interests of the majority shareholder at the expense of Bishop Capital and its minority shareholders.

                122.         Defendants have breached their fiduciary duties by, inter alia, (a) proposing a going private reverse stock split transaction that is not in the interest of the shareholders or the Company; (b) filing false statements with the SEC that, inter alia, grossly understate the value of Bishop Capital shares to induce shareholders to vote in favor of the Transaction, (c) failing to hold or give shareholders notice of annual shareholders' meetings during the last seven years, in violation of Rule 14a-2 or Rule 14c-2 under the Exchange Act, (d) issuing themselves excessive amounts of the Company's common stock for nominal consideration, (e) failing to properly disclose their share ownership and intent to entrench themselves as Directors as required pursuant to Section 13(d) of the Exchange Act, and (f) failing to file timely, accurate and complete required reports with the SEC as required by Sections 13(a) and 13(b) under the Exchange Act. Each of these breaches of fiduciary duty are breaches in themselves and part of a scheme to entrench themselves as the directors and officers of the Company, which is a further breach of their fiduciary duties.

                123.         Each Defendant herein is sued individually and/or as a conspirator and aid or and abettor.  The Individual Defendants are also sued in their capacity as directors of Bishop Capital.  The liability of each Defendant arises from the fact that they have engaged in all or part of the unlawful acts, plans, schemes, or transactions complained of herein.

Schedule 13D
CUSIP No. 09141T 10 7	Page 15 of 17 Pages

                124.         Recognizing the asset value of Bishop Capital, Defendants, being controlling shareholders, determined to usurp this value for themselves, denying Bishop Capital's minority and unaffiliated shareholders the opportunity to obtain fair value for their equity interest by proposing a reverse split, going private transaction in which fractional shareholders would be paid an unfair price for their fractional shares. Furthermore, unaffiliated shareholders who would keep their shares following the Transaction would be deprived of information regarding the Company following the deregistration of its common stock. The lack of information will make it extremely difficult if not impossible for continuing shareholders to monitor management of the Company, including increases in managements' salaries, benefits and perks and transactions undertaken by the Company for its assets with related parties and the terms thereof, including the amounts received by the Company in connection therewith.

                125.         The Individual Defendants have failed to determine or to disclose the fair value of Bishop Capital as a public entity and have thereby allowed the price of Bishop Capital stock to fall below its fair value, depriving Plaintiffs the opportunity to realize any increase in the value of Bishop Capital shares. Despite the long-term value of Bishop Capital, Bishop Capital shareholders who are cashed out will be receiving significantly less than (a) Bishop Capital's current stock price, (b) book value for Bishop's common stock and (c) the intrinsic value of the share of Bishop Capital's common stock.

                126.         By proposing the going private transaction, Bishop Capital's board has initiated a process which imposes heightened fiduciary responsibilities and requires enhanced scrutiny by the Court. However, the terms of the Transaction were not the result of a full and fair negotiation process or active market check.  Rather, they were arrived at without a full and thorough investigation by the Individual Defendants and the price and process are intrinsically unfair and inadequate from the standpoint of Bishop Capital's shareholders.

                127.         The Individual Defendants have failed to make an informed decision to date as they have failed to inform themselves of the value of the assets of the Company because the true value of Bishop Capital's assets has been misrepresented to the market.

                128.         The Individual Defendants have violated the fiduciary duties they owe to the shareholders of Bishop Capital.  The terms of the Transaction, its timing, and defendants' failure to evaluate the value of Bishop Capital as an independent entity, demonstrate a clear absence of the exercise of due care and of loyalty to Bishop Capital's public shareholders.

                129.         The Individual Defendants fiduciary obligations under the circumstances of Bishop Capital's offer obligated them to: (a) Undertake an appropriate evaluation of Bishop Capital's fair value as a merger/acquisition candidate and as an independent entity; (b) Actively evaluate the Transaction in an attempt to determine a fair value for Bishop Capital's public shareholders; (c) Act independently so that the interests of Bishop Capital's public shareholders would be protected and enhanced; and (d) Adequately ensure that no conflicts of interest exist between the Individual Defendants' own interests on the one hand, and their fiduciary obligations to maximize shareholder value, on the other hand, or, if such conflicts exist, to ensure that all conflicts are resolved in the best interests of Bishop Capital's unaffiliated public shareholders.

                130.         The Individual Defendants have breached their fiduciary duties and statutory duties by reason of the acts and transactions complained of herein.

                131.         Plaintiffs have been and will be damaged in that they will be divested of their right to share in Bishop Capital's future growth and development, have been and will be prevented from obtaining a fair and adequate price for their shares of Bishop Capital common stock, and will be prevented from receiving public company disclosure which would permit them to monitor Defendants' actions and prevent Defendants' past misconduct from continuing.

                132.         The consideration to be paid to Plaintiffs for their fractional shares in the Transaction is unfair and inadequate because, inter alia, the intrinsic value of Bishop Capital's common stock is in excess of the amount Bishop Capital will be paying for shareholders' fractional shares.

                133.         The Individual Defendants have not yet appointed or retained any truly independent person or entity to negotiate for or on behalf of Bishop Capital's non-affiliated public shareholders to promote their best interests in the proposed Transaction.

                134.         The Individual Defendants have breached their duty of care and loyalty to Bishop Capital's public shareholders by using their control of Bishop Capital to attempt to force Plaintiffs to exchange their equity interest in the Company for unfair consideration, and to deprive Bishop Capital's public shareholders of the maximum value to which they are entitled and those who retain their shares will be left with shares in a non-reporting company.

Schedule 13D
CUSIP No. 09141T 10 7	Page 16 of 17 Pages

                135.         The terms of the proposed Transaction are grossly unfair to Plaintiffs and the other shareholders of Bishop Capital, and the unfairness is compounded by the gross disparity between the knowledge and information possessed by the Individual Defendants by virtue of their positions of control of Bishop Capital and that possessed by Bishop Capital's public shareholders.  Defendants' intent is to take advantage of this disparity and to induce Plaintiffs and other shareholders of Bishop Capital to relinquish their Bishop Capital shares at an unfair price on the basis of incomplete or inadequate information.

                136.         By reason of the foregoing, Plaintiffs is suffering irreparable injury and damages.

                137.         Plaintiffs have no adequate remedy at law.

                138.         Plaintiffs bring this cause of action individually and derivatively on behalf of the Company.

NINTH CLAIM FOR RELIEF
Ultra Vires Acts

                139.         Plaintiffs repeat and reallege each and every allegation contained in all the foregoing paragraphs as if fully stated herein.

                140.         Defendant directors acted outside the authority of the Company by, inter alia, issuing stock to themselves at a time when the Company had failed to hold an annual stockholders meeting and/or had failed to file any notice of an annual stockholders meeting.

                141.         As a direct result of Defendants illegal acts, Plaintiffs have suffered damages.

                142.         Plaintiffs bring this cause of action individually and derivatively on behalf of the Company.

PRAYER FOR RELIEF
WHEREFORE, Plaintiffs pray for the following relief:

A.            Awarding monetary damages against all Defendants, jointly and severally, in favor of Plaintiffs for any and all losses and damages suffered as a result of the acts and transactions complained of herein, together with prejudgment interest.

B.            An order declaring that the Proxy Statement of the Company is false and misleading, that the individual Defendants be directed to file a complete and truthful Proxy Statement, with a repurchase price for fractional shares based upon fair value of the shares not liquidation value, historical stock prices or book value, and that the Defendants be enjoined from voting proxies received pursuant to their misleading solicitation and their own shares which were obtained through self-dealing.

C.            An order granting an injunction requiring Defendants to hire one or more independent appraisers, nominated by Plaintiffs, to appraise all the property owned by the Company, to use such valuation as the price at which Defendants and/or the Company shall be required to purchase the fractional shares owned by all shareholders; such order to prohibit the Company from using liquidation value, historical stock prices or book value as the basis for any fractional share repurchase.

D.            An order granting an injunction against Defendants from going forward with the shareholders meeting on December 16, 2004 and granting an injunction prohibiting action to be taken on any proposal to amend the articles of incorporation to permit a reverse stock split and deregistering the shares of common stock; and if the proposed Transaction is consummated, an order rescinding it; and;

E.             An order directing the Individual Defendants to file a complete and truthful Statement of Beneficial Ownership on Schedule 13D, disclosing all information regarding their acquisitions of stock of the Company, including the date and price of each transaction and who the shares were acquired from, the manner of acquisition and source of funds used to make the acquisitions, as well as their intentions to act together as a group and all other matters required by Schedule 13D.

F.             An order declaring that defendants have breached their fiduciary duties to Plaintiffs and aided and abetted such breaches;

G.            An order rescinding the Company's issuance of shares to the Individual Defendants.

Schedule 13D
CUSIP No. 09141T 10 7	Page 17 of 17 Pages

H.            An order enjoining Defendants from acting as officers and directors of Bishop Capital; enjoining defendants from voting on the Transaction or voting on any proposal related in any way to any going private transaction.

I.              An order awarding Plaintiffs the costs and disbursements of this action, including reasonable attorneys fees and experts fees.

J.             An order granting such other and further equitable, injunctive, or relief as this Court may deem just and proper.

Dated: New York, New York

November 23, 2004

Respectfully submitted,

S/William C. Rand

By:	/s/ William C. Rand

William C. Rand
Law Office of William Coudert Rand
711 Third Avenue, Suite 1505
New York, N.Y. 10017
(212) 286-1425; fax (212) 599-7909
Attorney for Plaintiffs

Of Counsel:

Mathew Day, Esq.
118 E. 25th Street, Eighth Floor
New York, N.Y. 10010
Tel. (212) 673-0484
Fax. (212) 614-9635